                                                                      EXHIBIT 11

                             FISHER COMPANIES INC.

                       COMPUTATION OF PER SHARE EARNINGS

                                          Six Months Ended               Three Months Ended
                                              June 30                         June 30
                                         1998           1997             1998           1997
                                      ----------     -----------      ----------     ----------

Weighted average common shares
 outstanding during the period:        8,539,028       8,533,014       8,541,699      8,535,032
Dilutive effect of:
   Restricted stock rights                24,674          23,760          24,358         25,492
   Stock options                          27,991          16,185          37,236         20,653
                                      ----------     -----------      ----------     ----------
     Weighted average shares
      outstanding assuming dilution    8,591,693       8,572,959       8,603,293      8,581,177
                                      ==========     ===========      ==========     ==========

Net income                            $9,932,000     $10,916,000      $6,557,000     $7,035,000
                                      ==========     ===========      ==========     ==========

Net income per common share           $     1.16     $      1.28      $      .77     $      .82
                                      ==========     ===========      ==========     ==========

Net income per common share
 assuming dilution                    $     1.16     $      1.27      $      .76     $      .82
                                      ==========     ===========      ==========     ==========
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Share amounts have been restated to reflect the two-for-one stock split that was effective March 6, 1998.